Exhibit h.xv
AGREEMENT AND PLAN OF EXCHANGE
     AGREEMENT AND PLAN OF EXCHANGE, dated February 12, 2007 (the “Agreement”), among Driehaus Global Equity Yield, L.P., a Delaware limited partnership (the “Partnership”), Driehaus Mutual Funds, a Delaware statutory trust (the “Trust”), on behalf of Driehaus International Equity Yield Fund (the “Fund”), Driehaus Capital Management (USVI) LLC, a Delaware limited liability company (the “General Partner”), and Driehaus Capital Management LLC, a Delaware limited liability company (the “Adviser”).
R E C I T A L S
     1. The Trust is a no-load, open-end management investment company organized as a “series mutual fund.” The Trust currently has three series: Driehaus International Discovery Fund, Driehaus Emerging Markets Growth Fund and a newly created series, the Fund. The Fund has an investment objective identical to and policies similar to those of the Partnership.
     2. The General Partner and the Board of Trustees of the Trust (the “Board”) have determined that it is in the best interests of the Partnership and the Fund, respectively, that substantially all of the assets of the Partnership be acquired by the Fund pursuant to this Agreement and in accordance with applicable law.
     3. The Partnership and the Trust desire to enter into a Plan of Exchange.
     4. The Adviser, as an investment adviser to the Fund, and the General Partner and the Adviser, as the general partner and investment adviser to the Partnership, respectively, have agreed to certain terms and conditions set forth below.
     In consideration of the covenants and agreements contained in this Agreement, the parties agree as follows:
PLAN OF EXCHANGE
     The exchange will be comprised of the acquisition by the Fund of substantially all of the properties and assets of the Partnership (the “Assets”), including without limitation all cash, cash equivalents, securities, receivables (including interest and dividend receivables), claims and rights of action, rights to register shares under applicable securities laws, books and records, deferred and prepaid expenses shown as assets on the Partnership’s books and other property or assets owned by the Partnership at the Exchange Date (as defined in Section 6 below), in exchange for shares of beneficial interest of the Trust relating to the Fund (the “Fund Shares”), and the subsequent distribution to the partners of the Partnership (the “Partners”), of all of the Fund Shares received in exchange for their interests in the Partnership (“Interests”), all upon and subject to the terms set forth in this Agreement (the “Exchange”). The Fund will not assume any of the Partnership’s liabilities, debts, obligations or duties of any kind, whether absolute, accrued, contingent, known, unknown or otherwise (the “Liabilities”). Upon the Partnership’s distribution of its Fund Shares, each Partner in the Partnership will be entitled to receive Fund Shares in proportion to the Interests owned by such Partner prior to the Exchange. Any assets retained by the Partnership in excess of amounts needed to pay or provide for accrued Liabilities will be distributed to its Partners of record as of the Exchange Date (as defined in Section 6 below). After the distribution of any such excess amounts, and the Fund Shares, the Partnership will be completely liquidated and dissolved.
AGREEMENT
     In consideration of the following covenants and agreements, the Partnership, the Trust, the General Partner and the Adviser agree as follows:
     1. Representations and Warranties of the Partnership. The Partnership represents, warrants to and agrees with the Trust that:
     (a) The Partnership is a limited partnership duly formed and validly existing under the laws of the State of Delaware and has power to own all of its Assets and to carry out, execute, deliver and perform its obligations under this Agreement.
     (b) This Agreement and the transactions contemplated by it hereunder, including the dissolution of the Partnership have been duly authorized as of the date hereof by all necessary action on the part of the General Partner and this Agreement constitutes a valid and legally binding obligation of the Partnership and the General Partner, enforceable in accordance with its terms, except as the same may be limited by bankruptcy insolvency, fraudulent transfer, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights.
     (c) The Partnership’s financial statements as of and for the period ending December 31, 2006 (the “Financial Statements”) fairly present the Partnership’s financial position and results of operations for the period covered thereby in conformity with generally accepted accounting principles applied on a consistent basis.
     (d) Except as disclosed in the most recent Financial Statements of the Partnership, and as incurred in the ordinary course of the Partnership’s business and disclosed in writing to and accepted by the Trust since the date of those Financial Statements, the Partnership has no known Liabilities, and there are no legal, administrative or other proceedings pending or, to the knowledge of the Partnership, threatened against the Partnership that have had or could reasonably be expected to have a material adverse effect on the Partnership or the Assets.
     (e) At both the Valuation Time (as defined in Section 3(e) below) and the Exchange Date (if different), the Partnership will have full right, power and authority to sell, assign, transfer and deliver the Assets to be transferred by it under this Agreement. Upon such transfer, the Fund will acquire those Assets subject to no encumbrances, liens or security interests and without any transfer restrictions (other than encumbrances, liens, security interests or restrictions created by the Fund).
     (f) The Partnership has filed on a timely basis or will file on a timely basis all federal and state tax returns that are required to be filed by the Partnership and has paid on a timely basis or will pay on a timely basis all federal and state taxes, payable by it, whether shown to be due on said returns or on any assessments received by the

Partnership or otherwise payable by the Partnership. No tax deficiency or liability of the Partnership has been asserted, and no question with respect thereto has been raised, by the Internal Revenue Service or by any state or local tax authority, for taxes in excess of those already paid and, to the best of the Partnership’s knowledge, there is no basis for such assertion to be made or question to be raised. The Partnership has withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid, owing, or allocable to any member, employee, independent contractor, creditor or other third party and all IRS Forms W-2, K-1 and 1099 required with respect thereto have been properly completed and timely filed.
     (g) No consent, approval, authorization, filing or order of any court or governmental authority is required for the consummation by the Partnership of the transactions contemplated by this Agreement, except (i) for an order of exemption from the provisions of Section 17(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), as may be required by the 1940 Act, (ii) for the filing of a post-effective amendment to the Trust’s registration statement on Form N-1A and (iii) such as may otherwise be required under the 1940 Act.
     (h) All of the issued and outstanding Interests have been offered for sale and sold in conformity with all applicable federal and state securities laws and when sold were duly and validly issued, fully paid and nonassessable.
     (i) There are no material contracts outstanding or other commitments or understandings (other than this Agreement) to which the Partnership is a party, other than those disclosed in writing to and accepted by the Trust.
     2. Representations and Warranties of the Trust. The Trust, on behalf of the Fund, represents and warrants to and agrees with the Partnership that:
     (a) The Trust is a statutory trust duly formed and validly existing under the laws of Delaware and has power to carry on its business as it is now being conducted and to carry out, execute, deliver and perform its obligations under this Agreement. The Trust is taxable as a corporation for U.S. federal income tax purposes.
     (b) The Trust has filed a registration statement on Form N-1A (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 Act, as amended (the “1933 Act”), and the 1940 Act.
     (c) At the Exchange Date, all Fund Shares to be issued to the Partnership will have been duly authorized and, when issued and delivered pursuant to this Agreement, will be legally and validly issued and will be fully paid and nonassessable; and no shareholder of the Trust will have any preemptive right of subscription or purchase with respect to any Fund Shares.
     (d) No consent, approval, authorization, or order of any governmental authority is required for the consummation by the Trust of the transactions contemplated by this Agreement, except (i) for an order of exemption from the provisions of Section 17(a) of the 1940 Act as may be required by the 1940 Act, (ii) for the filing of a post-effective amendment to the Trust’s Registration Statement on Form N-1A and (iii) such as may otherwise be required under the 1940 Act.
     (e) The issuance of Fund Shares pursuant to this Agreement will be in compliance with all applicable federal and state securities laws.
     (f) Immediately after the Exchange described in this Agreement, the Partnership will own all of the issued and outstanding shares of the Fund.
     3. Transfer of Assets.
     (a) Subject to the terms and conditions contained in this Agreement, the Trust, on behalf of the Fund, agrees to acquire from the Partnership, and the Partnership agrees to transfer to the Fund, on the Exchange Date the Assets of the Partnership (subject to the retention by the Partnership of assets sufficient, in the reasonable judgment of the General Partner, to pay the Partnership’s accrued Liabilities and any assets that the Fund is not permitted, or that it has reasonably determined to be unsuitable for the Fund, to acquire) in exchange for the number of Fund Shares determined in accordance with Section 4 below. As soon as practicable after the Exchange Date, the Partnership shall distribute all the Fund Shares received by it to its Partners in exchange for their Interests. Any assets retained by the Partnership, after paying or providing for the payment of all of its Liabilities, shall be distributed by the Partnership or its agent within 60 days of the Exchange Date to its Partners of record as of the Exchange Date.
     (b) The Partnership shall pay or cause to be paid to the Trust for the account of the Fund within 15 days of receipt any interest or dividends received on or after the Exchange Date with respect to securities transferred to the Fund under this Agreement and that are attributable to the period commencing on the Exchange Date. The Partnership shall transfer to the Fund within 15 days of receipt any distributions, rights, stock dividends or other securities received by the Partnership after the Exchange Date as distributions on or with respect to the securities transferred. Any such distribution shall be deemed included in the Assets transferred to the Fund on the Exchange Date and shall not be separately valued unless the securities in respect of which such distribution is made shall have gone “ex” such distribution prior to the Valuation Time, in which case any such distribution that remains unpaid on the Exchange Date shall be included in the determination of the value of the Assets acquired by the Fund. Notwithstanding the foregoing, the Fund shall not be entitled to receive any interest or dividends or other distributions on assets not transferred to it under this Agreement.
     (c) All of the Partnership’s accrued expenses will be paid out of the Partnership’s retained earnings and all known Liabilities will be paid or reserved for by the Partnership prior to the Exchange. No Liabilities of the Partnership will be transferred to the Fund or the Trust.
     (d) The General Partner will be responsible for any unknown Liabilities of the Partnership.

     (e) The Valuation Time shall be 4:00 p.m., Central time, on the last business day of the month during which the conditions of Sections 8, 9 and 10 are satisfied (the “Valuation Date”), or such other date and time as may be mutually agreed upon in writing by each of the Partnership and the Trust (the “Valuation Time”).
     4. Shares Issued in Exchange for Assets and Valuation. Full Fund Shares and, to the extent necessary, a fractional Fund Share, of an aggregate net asset value equal to the net value of the Assets of the Partnership acquired shall be issued by the Trust, on behalf of the Fund, in exchange for such Assets of the Partnership. Value in all cases shall be determined as of the Valuation Time. The value of the Assets of the Partnership to be acquired by the Fund and the net asset value per share of the Fund Shares shall be determined in accordance with the procedures for determining the value of the Fund’s assets described under the caption “Shareholder Information — Net Asset Value” in the preliminary prospectus that forms part of the Registration Statement filed by the Trust. The Trust shall issue Fund Shares to the Partnership and the Partnership will receive an aggregate number of Fund Shares equal to the total net value of the Assets of the Partnership transferred to the Trust on the Exchange Date, divided by $10.00 (or as shall be otherwise mutually determined at a later date by the Trust and the Partnership), which will be the initial net asset value of the Fund Shares. In lieu of delivering certificates for Fund Shares, the Trust will credit the Fund Shares to the Partnership’s account on the share record books of the Trust and shall deliver a confirmation of that credit to the Partnership. The Partnership shall then deliver written instructions to the Trust’s transfer agent to set up accounts for its Partners on the share record books of the Trust.
     5. Notice. The Partnership has provided to its Partners a memorandum dated February 12, 2007 with respect to the transactions contemplated hereby, which includes a copy of the preliminary prospectus included in the Registration Statement for the Trust.
     6. Delivery of Assets; Exchange Date. With respect to the Exchange, delivery of Assets to be transferred and Fund Shares to be issued shall be made as of the Valuation Time, or such other date and time mutually agreed to by the Partnership and the Trust. The date and time upon which such delivery is to take place is referred to in this Agreement as the “Exchange Date.” The Assets to be transferred shall be delivered on the Exchange Date to the Trust’s custodian or relevant subcustodian (in either case, the “Custodian”), as directed by the Trust prior to the Exchange Date, for the account of the Fund, with all securities not in bearer form duly endorsed, or accompanied by duly endorsed separate assignments or stock powers, in proper form for transfer, with signatures guaranteed, and with all necessary stock transfer stamps or other authorizations, if any, sufficient to transfer good and marketable title thereto (including all accrued interest and dividends and rights pertaining thereto) to the Custodian for the account of the Fund free and clear of all liens, encumbrances, rights, restrictions and claims. All cash delivered by the Partnership shall be in the form of immediately available funds payable to the order of the Fund.
     7. Covenants of the Trust and the Partnership.
     (a) The Trust and the Partnership each covenants to operate its business in the ordinary course between the date hereof and the Exchange Date. Neither party shall take any action that would, or reasonably would be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect.
     (b) Subject to the provisions of this Agreement, the Trust and the Partnership shall each take, or cause to be taken, all actions, and or cause to be done, all things reasonably necessary, proper and/or advisable to consummate and make effective the transactions contemplated by this Agreement.
     (c) The Trust and the Partnership each covenants to inform the other party of any matter occurring between the date hereof and the Exchange Date that has had or could reasonably be expected to have a material adverse effect on the operation of its business.
     (d) The Partnership shall have delivered to the Trust a statement of the Partnership’s assets and Liabilities as of the Exchange Date, certified by the General Partner.
     (e) The Trust and Partnership shall each use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to effect the transactions contemplated by this Agreement as promptly as practicable.
     (f) The Trust and the Partnership each covenants that it will, from time to time, as and when requested by the other party, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action, as the other party may deem necessary, or desirable to vest in and confirm to (i) the Fund, title to and possession of all the Assets, and (ii) the Partnership, title to and possession of the Fund Shares to be delivered hereunder, and otherwise to carry out the intent and purpose hereof.
     (g) The Fund will elect to be treated as a regulated investment company, as defined in Section 851(a) of the Internal Revenue Code of 1986, as amended, for its taxable year that includes the Exchange Date.
     8. The Trust’s Conditions Precedent. The obligations of the Trust under this Agreement with respect to the Partnership shall be subject to the following conditions:
     (a) The Partnership shall have furnished to the Trust a statement of the Partnership’s net assets, including a list of securities owned by the Partnership with their respective tax costs, holding periods and values determined as provided in Section 4 above, all as of the Valuation Time.
     (b) As of the Valuation Time and as of the Exchange Date all representations and warranties of the Partnership made in this Agreement shall be true and correct as if made at and as of each such date, and the Partnership shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such dates.

     9. The Partnership’s Conditions Precedent. The obligations of the Partnership under this Agreement with respect to the Trust shall be subject to the following conditions:
     (a) This Agreement shall have been approved by the Board of Trustees of the Trust, which shall be composed of a majority of members that are not interested persons as defined by the 1940 Act (“Independent Trustees”), and by a majority of its Independent Trustees.
     (b) As of the Valuation Time and as of the Exchange Date all representations and warranties of the Trust made in this Agreement shall be true and correct as if made at and as of each such date, and that the Trust shall have complied with all of the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such dates.
     10. The Trust’s and the Partnership’s Conditions Precedent.
     (a) With respect to the Exchange described in this Agreement, the obligations of both the Trust and the Partnership under this Agreement shall be subject to the following conditions:
     (i) On the Exchange Date, the Partnership shall have delivered to the Trust and the Trust shall have delivered to the Partnership an officer’s certificate, in a form reasonably satisfactory to the other party, to the effect that the representations and warranties made in Section 8(b) and Section 9(b) of this Agreement, respectively, are true and correct as of the Exchange Date.
     (ii) There shall not be any litigation pending with respect to the Exchange.
     (iii) The SEC shall have issued an order under Section 17(b) of the 1940 Act permitting the Exchange, or the SEC shall have issued a no-action letter under Section 17(a) upon which the parties believe they can rely with respect to the Exchange.
     (iv) The post-effective amendment to the Trust’s Registration Statement on Form N-1A registering the Fund Shares shall have become effective under the 1933 Act and the 1940 Act.
     (v) The Trust and the Partnership shall have received an opinion of Vedder, Price, Kaufman & Kammholz, P.C. substantially to the following effects with respect to the Exchange: (A) no gain or loss will be recognized by the Partnership on the transfer of its Assets to the Fund solely in exchange for Fund Shares; (B) no gain or loss will be recognized by the Fund upon receipt of the Partnership’s Assets solely in exchange for Fund Shares; (C) no gain or loss will be recognized by the Partnership upon the distribution of Fund Shares to the Partners in exchange for such Partners’ Interests; (D) no gain or loss will be recognized by the Partners upon the exchange of their Interests for Fund Shares in the Exchange; (E) the basis to the Fund of the transferred Assets will be the same as the basis of the Assets in the hands of the Partnership immediately prior to the Exchange; (F) the basis of the Fund Shares received by the Partnership will be equal to the basis of the Assets exchanged for them; (G) the basis of the Fund Shares and any other assets (except money) received by the Partners in liquidation of their interests in the Partnership will be, with respect to each Partner, equal to the adjusted basis of such Partner’s interest in the Partnership, reduced by any money distributed to such Partner as a part of the liquidation; (H) the holding period of the Assets received by the Fund will be the same as the holding period of the Assets in the hands of the Partnership immediately prior to the Exchange; (I) the holding period of the Fund Shares received by the Partnership will include the period during which the Assets exchanged therefor were held by the Partnership, provided such Assets were capital assets in the hands of the Partnership immediately prior to the Exchange; and (J) the holding period of the Fund Shares received by each Partner will include the period during which the Partnership is treated as having held the Fund Shares. In connection with obtaining these opinions, the Trust, on behalf of the Fund, and the Partnership will be required to make certain representations and warranties to counsel. The Trust and the Partnership agree to cooperate in providing such representations and warranties to counsel.
     11. Expenses. Whether or not the Exchange is consummated, the Adviser agrees to pay all expenses incurred (including, but not limited to, costs incurred in connection with preparing an application for an order of exemption from the provisions of Section 17(a) of the 1940 Act, costs incurred in connection with preparing and filing a post-effective amendment to the Trust’s Registration Statement on Form N-1A, printing expenses, mailing costs, fees and disbursements of counsel and accountants and costs associated with the sale or transfer of assets) by the Partnership and the Trust in connection with the Exchange.
     12. Broker or Finder’s Fee. The Partnership and the Trust each represent that there is no person who has dealt with it and who by reason of such dealings is entitled to any finder’s or other similar fee or commission arising out of the transactions contemplated by this Agreement.
     13. Termination of Agreement. This Agreement may be terminated entirely, at any time prior to the Exchange Date, by (i) mutual consent of the General Partner of the Partnership and the Board of the Trust, evidenced by appropriate resolutions; or (ii) a determination by the Board of the Trust or the General Partner of the Partnership that the consummation of the Exchange is not in the best interests of the Fund or the Partnership, respectively, and notice given to the other parties hereto. In such an event, this Agreement shall become void and have no effect as to the terminated Exchange, without any liability on the part of any party to it or the trustees, officers or shareholders of the Trust, the Partners, the General Partner of the Partnership or the Adviser, except the obligation of the Adviser to pay expenses as provided in Section 11 above.
     14. Waiver. At any time prior to the Exchange Date, the General Partner of the Partnership or the Board of the Trust may (a) extend the time for the performance of any of the obligations or other acts of the other; (b) waive any inaccuracy in the representations of the other; and (c) waive compliance by the other with any of the agreements or conditions set forth herein. Any such extension or waiver must be in writing.
     15. No Survival of Representations. Other than Sections 1(f), 3(d), 7(b) and 7(f), none of the representations, warranties or covenants in this Agreement shall survive the Exchange Date.
     16. Entire Agreement; Governing Law. Except as provided herein, this Agreement supersedes all previous correspondence or oral communications among the parties regarding the Exchange, constitutes the only understanding with respect to the Exchange, may not change except by an agreement signed by each party and shall be construed in accordance with and governed by the laws of the State of Delaware.
     17. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed to be an original.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Exchange to be executed and attested on its behalf by its duly authorized representatives and its seal, if any, to be affixed hereto, all as of the 12th day of February, 2007.

DRIEHAUS GLOBAL EQUITY YIELD,
L.P., a Delaware limited partnership

By:	/s/Michelle L. Cahoon
Its:	Vice President and Treasurer of
Driehaus Capital Management (USVI) LLC,
General Partner

DRIEHAUS MUTUAL FUNDS, a
Delaware statutory trust, on behalf of
Driehaus International Equity Yield Fund

By:	/s/Michelle L. Cahoon
Its:	Vice President and Treasurer

Driehaus Capital Management (USVI) LLC,
a Delaware limited liability company

By:	/s/Robert H. Gordon
Its:	President and CEO

DRIEHAUS CAPITAL MANAGEMENT
LLC, a Delaware limited liability company

By:	/s/Robert H. Gordon
Its:	President and CEO